Exhibit 21


                             NPC International, Inc.
                              List of Subsidiaries



NPC Management, Inc.
NPC Restaurants LP
Seattle Restaurant Equipment Company, Inc.
Roma Dining LP
Romacorp, Inc.
Roma Fort Worth, Inc.
Roma Franchise Corporation
Roma Holdings, Inc.
Roma Huntington Beach, Inc.
Roma Systems, Inc.